Trust I –

Sub-Item 77Q1(e)

Copies of any new or amended Registrant investment advisory contracts:

Amended Schedule A to the Advisory Agreement (amended as of February 17, 2011), as filed with the Securities and Exchange Commission on February 24, 2011 (Accession Number 0001193125-11-044730).